EXHIBIT 16.2

                     LETTER OF GORDON, HUGHES & BANKS, LLP,
                         AS TO CHANGE IN ACCOUNTANTS
                   [GORDON, HUGHES & BANKS, LLP LETTERHEAD]


February 2, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:  Mentor Capital Consultants, Inc.
     Registration Statement on Form SB-2
     875,000 Units (Common Stock and Warrants)

Gentlemen:

As of December 20, 2001, we were engaged by Mentor Capital Consultants, Inc., a Delaware corporation, and its subsidiaries (collectively, the "Company") to audit the consolidated financial statements of the Company as of December 31, 2001, and for the year then ended, and for the cumulative period from March 13, 2000 (inception) to December 31, 2001. We replaced Van Dorn & Bossi as the Company's principal independent accountants and auditors upon the resignation of such firm.

We confirm that we have reviewed the disclosure appearing in the Company's above-referenced registration statement on Form SB-2 ("Registration Statement") in response to Item 304 of Regulation S-B, as included in the prospectus under the caption "Experts," and we agree with the statements made therein as they pertain to our firm.

We further confirm that we did not, at any time prior to our engagement, discuss or consult with the Company with respect to any matter contemplated by Item 304(a)(2) of Regulation S-B.

We consent to the filing of this letter as Exhibit 16.2 to the Registration Statement.

Very truly yours,


/s/ GORDON, HUGHES & BANKS, LLP

GORDON, HUGHES & BANKS, LLP